Exhibit 99.1

SCOLR Pharma, Inc. Announces Initial Closing of Private Placement

BOTHELL, WA, June 16, 2011 - SCOLR Pharma, Inc. (OTC: SCLR) today announced that it has closed the sale of $1 million principal amount of its 8% Senior Secured Convertible Debentures due 2013 (the “Debentures”) in an initial closing of its private offering of up to $1.75 million principal amount of Debentures. The Company may offer additional Debentures, up to the aggregate maximum of $1.75 million, until June 30, 2011, unless extended.

The Debentures, together with accrued and unpaid interest thereon, are convertible at the option of the holders into shares of the Company’s common stock (“Common Stock”) at a conversion price equal to $0.05 per share of Common Stock. Beginning after the date that is six months from the issuance of the Debentures, the Company may cause mandatory conversion of the Debentures following the continuance for 30 consecutive days of certain conditions, including maintenance of a volume weighted average trading price on each day within such 30 day period of $0.25 per share of Common Stock. The Debentures bear interest at a rate of 8% per annum, compounded quarterly, and are secured by all the Company’s assets. The Company may, at any time and from time to time, upon 10 days prior notice to the holders, pay in cash all or a portion of the accrued and unpaid interest on the Debentures, or may cause conversion of such accrued and unpaid interest in connection with any mandatory conversion of the Debentures. The Company intends to utilize the net proceeds of the offering for working capital and other general corporate purposes.

The Company will pay its placement agent a success fee in the offering equal to 7% of the gross proceeds of the sale of the Debentures, and will issue the placement agent a warrant to purchase a number of shares of Common Stock equal to 5% of the total number of shares into which the principal amount of the Debentures sold in the offering are convertible. The exercise price of such warrant is $0.0625 per share.

The Debentures were offered in the private placement pursuant to Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Neither the Debentures, nor the underlying common stock into which the Debentures are convertible, have been registered under the Securities Act, and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy Debentures or any other security of the Company, and is being issued pursuant to the safe-harbor provisions of Rule 135c under the Securities Act.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements (statements other than statements of historical fact). Forward-looking statements may generally be identified by the inclusion of the words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions). This news release contains forward-looking statements, including information regarding a private securities offering conducted by SCOLR Pharma, Inc., and the use of proceeds therefrom. These forward-looking statements are based on certain assumptions and expectations of SCOLR Pharma, Inc., and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated, including risks and uncertainties referenced from time to time in SCOLR Pharma, Inc.’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. SCOLR Pharma, Inc. does not undertake to publicly update or revise its forward-looking statements.